EXHIBIT 99.2

	Number of Firms, Number of Establishments, Employment, Annual Payroll, and Receipts
	by Employment Size of the Enterprise for the United States, All Industries -2002

SOURCE: 2002 County Business Patterns and 2002 Economic Census. For information on confidentiality protection, sampling error, nonsampling error, and definitions see http://www.census.gov/epcd/susb/intousb.htm or http//www.census.gov/csd/susb/defterm.html

							Employment Size of the Enterprise
NAICS
CODE	NAICS DESCRIPTION	DATA TYPE	TOTAL	0	1-4	5-9	10-19	<20	20-99	100-499	<500	500+
--	Total	Firms	5,697,759	770,041	2,695,606	1,010,804	613,880	5,090,331	508,249	82,334	5,680,914	16,845
--	Total	Establishments	7,200,770	771,135	2,699,380	1,024,081	652,930	5,147,526	692,775	332,508	6,172,809	1,027,961
--	Total	Employment	112,400,654	0	5,697,652	6,639,666	8,246,053	20,583,371	19,874,069	15,908,852	56,366,292	56,034,362
--	Total	Annual Payroll ($1,000)	3,943,179,606	38,127,022	155,662,211	182,383,776	241,410,588	617,583,597	623,716,021	535,749,956	1,777,049,574	2,166,130,032
--	Total	Receipts ($1,000)	22,062,528,196	215,139,058	937,533,365	888,342,543	1,085,595,864	3,126,610,830	2,884,696,648	2,547,423,855	8,558,731,333	13,503,796,863